Exhibit 99.1

Lpath Raises $9.3 Million in Equity Financing

SAN DIEGO, March 6, 2012: Lpath, Inc. (OTC: LPTN), the industry leader in lipidomics-based antibody therapeutics, has entered into subscription agreements with various investors to raise approximately $9.3 million through the sale of 12,392,667 shares of Class A common stock.

The shares were issued at a price of $0.75 per share, with each investor also receiving warrants to purchase the number of shares of Class A common stock equal to 50% of the number of common shares purchased in this financing. The warrants have a five-year term and are immediately exercisable at a price of $1.10 per share into shares of Class A common stock.

The shares of Class A common stock and warrants are being offered pursuant to a prospectus, which is included as part of the company’s effective registration statement (File No. 333-178352) filed with the Securities and Exchange Commission, a copy of which may be obtained at the SEC’s website: www.sec.gov.

Lpath intends to use the net proceeds from the funding for general corporate purposes. Lpath intends to prioritize future expenditures on the continued development of Lpath’s current lead product candidates, iSONEP and ASONEP, and the pre-clinical development of Lpath’s Lpathomab product candidate. This financing is expected to close on March 9, 2012, subject to satisfaction of customary closing conditions.

Summer Street Research Partners and Morgan Joseph TriArtisan LLC acted as placement agents for the financing.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lpath

San Diego-based Lpath, a therapeutic antibody company, is the category leader in lipidomics-based antibody therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed three drug candidates, one of which (iSONEP™ for wet AMD) has initiated mid-stage clinical trials and another of which (ASONEP™ for cancer) will soon begin mid-stage clinical trials. The third candidate is a pre-clinical antibody that targets the bioactive lipid LPA and that has shown efficacy in animal models of fibrosis, traumatic brain injury, spinal cord injury and neuropathic pain. Lpath entered into an agreement with Pfizer (NYSE: PFE) in 2010 that provides Pfizer an exclusive option for a worldwide license to develop and commercialize iSONEP. For more information, visit www.Lpath.com.

About Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the eventual commercial viability of the Company’s drug programs, the timeline to recommence the iSONEP clinical trials, and the eventual revenues that the Company would attain if the drug eventually gets approved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the results of and the time to complete any future clinical trials for iSONEP may not be favorable and the Company may never receive regulatory approval for iSONEP; and the Company may not be able to secure the funds necessary to support its clinical trial and product development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
(858) 926-3200	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	info@liolios.com